                                VOTING AGREEMENT

                  This Voting Agreement (the "Agreement") is entered into as of September 22, 1999 by and between David I. Saperstein ("Saperstein") and Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"), as shareholders of Westwood One, Inc., a Delaware corporation (the "Company"). Saperstein and Infinity are sometimes referred to herein individually as a "Stockholder" and collectively as the "Stockholders."


                  WHEREAS, the Company, Copter Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"), and Metro Networks, Inc. ("Metro") entered into an Agreement and Plan of Merger, dated as of June 1, 1999 (as amended, the "Merger Agreement"; capitalized terms used without definition herein have the meanings ascribed thereto in the Merger Agreement);

                  WHEREAS, the Merger Agreement provides, among other things, for the merger of Merger Sub with and into Metro and, in connection with such merger, the stockholders of Metro would receive shares of the Company in exchange for their shares of Metro;

                  WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to take all necessary action to cause Saperstein and a designee selected by Saperstein (the "Saperstein Designee") to serve on the Board of Directors of the Company;

                  WHEREAS, Saperstein, Charles I. Bortnick, Shane E. Coppola and the Company have entered into the Company Stockholders Voting Agreement, pursuant to which Saperstein has agreed, inter alia, to enter into this Agreement; and

                  WHEREAS, Infinity and Metro have entered into the Parent Stockholder Voting Agreement, pursuant to which Infinity has agreed, inter alia, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the of the foregoing recitals and the mutual covenants and agreement contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       ELECTION OF DIRECTORS.

                  (a) To the extent not prohibited by applicable law and the rules of any securities exchange on which the Company's voting capital stock is then traded, at each annual or special meeting of the stockholders of the Company occurring on or after the date of this Agreement at which directors of the Company are to be elected, or by a consent in writing of such stockholders in lieu thereof, Infinity agrees to vote (or cause to be voted) all shares of capital stock of the Company then owned or the voting of which is controlled by it or its Affiliates (as defined below) that are entitled to vote for the election of directors of the Company, whether now owned or controlled or if ownership or control is hereafter acquired, in favor of the election of Saperstein and the Saperstein Designee, to the extent Saperstein and/or the Saperstein Designee has been nominated by the Company's Board of Directors or a committee thereof, as directors of the Company.

                  (b) To the extent not prohibited by applicable law and the rules of any securities exchange on which the Company's voting capital stock is then traded, at each annual or special meeting of the stockholders of the Company occurring on or after the date of this Agreement at which directors of the Company are to be elected, or by a consent in writing of such stockholders in lieu thereof, Saperstein agrees to vote (or cause to be voted) all shares of capital stock of the Company then owned or the voting of which is controlled by him or his Affiliates that are entitled to vote for the election of directors of the Company, whether now owned or controlled or if ownership or control is hereafter acquired, in favor of the election of such persons Infinity shall have selected as designees for election to the Board of Directors of the Company (collectively, "Infinity Designees"), to the extent the Infinity Designees have been nominated by the Company's Board of Directors or a committee thereof, as directors of the Company.

                  (c) Each of the Stockholders agrees that he or it (as applicable) shall vote (i) in favor of (A) the removal from the Company's Board of Directors of the Saperstein Designee or an Infinity Designee, as the case may be, when such removal is demanded by Saperstein or Infinity, as the case may be, and (B) the election of a successor designee of Saperstein or Infinity, as the case may be, to fill any vacancy caused by such removal or by the resignation, death or disability of the applicable designee and (ii) in opposition to any attempt to remove (other than for cause) Saperstein or the Saperstein Designee or Infinity Designees, as the case may be, without the written consent of the Stockholder who designated the director that is the subject of such attempt to remove.


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


                  (d) As used herein, "Affiliate" shall mean, with respect to a Stockholder, any person or entity that such Stockholder directly or indirectly controls.

2.       OTHER MATTERS.

                  (a) Except as expressly provided in Section 1, this Agreement shall not extend to voting upon questions and matters upon which stockholders of the Company have a right to vote under the Certificate of Incorporation or Bylaws of the Company, or otherwise.

                  (b) Nothing in this Voting Agreement, express or implied, shall relieve any director of the Company of any fiduciary or other duties or obligations he or she may have to the Company's stockholders.

                  (c) Nothing in this Voting Agreement shall be deemed to restrict or limit in any manner whatsoever the right of a Stockholder to sell, transfer or otherwise dispose of any shares of capital stock of the Company. For greater certainty, except to the extent a Stockholder or its Affiliates own or control the voting of any shares that are sold, transferred or otherwise disposed of, the voting obligations set forth in Section 1 of this Agreement shall not apply to any such shares after such sale, transfer or other disposition.

3.       TERMINATION.

                  This Agreement shall terminate and be of no further force or effect upon the earliest to occur of the following: (a) the fourth anniversary of the date of this Agreement; (b) the date as of which a Stockholder, including his or its Affiliates, owns or controls less than 50% of the number of shares of capital stock of the Company entitled to vote for the directors of the Company owned by such Stockholders (and his or its Affiliates) on the date hereof (after giving effect to the Merger), as adjusted for stock dividends, stock splits, recapitalizations or similar type transactions; and (c) the written agreement of each of the parties hereto agreeing to terminate this Agreement.

4.       REPRESENTATIONS AND WARRANTIES.

          Each Stockholder represents and warrants to the other Stockholder as follows:

                  (a) Schedule I set forth, opposite such Stockholder's name, the number and type of shares of each class of capital stock of the Company (the "Shares") owned or the voting of which is controlled by such Stockholder. Such Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, options, rights, encumbrances, stockholders agreements, voting agreements, agreements to transfer or otherwise dispose of such Shares and commitments of every kind, other than this Agreement and as disclosed in Schedule II and has the sole power to vote (or cause to be voted) the Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither such Stockholder nor any of his or its Affiliates owns or holds any rights to acquire any additional shares of any class of capital stock or other securities of the Company or any interest therein or any voting rights with respect to any additional shares of any class of capital stock or any other securities of the Company.

                  (b) This Agreement has been duly executed and delivered by a duly authorized officer of such Stockholder or, if the Stockholder is a natural person, the Stockholder has the legal capacity to execute this Agreement.

                  (c) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (d) The execution and delivery of this Agreement by such Stockholder do not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter or by-laws, to the extent applicable, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any order, writ, injunction, decree, law, statute, rule or regulation, third party consent, approval, filing, registration or similar requirement of any court or tribunal or administrative, governmental or regulatory body, agency or authority or any agreement or contract by which such Stockholder or his or its assets or properties are bound.

5.       SPECIFIC PERFORMANCE.

                  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Each party hereto waives any claim or defense that there is an inadequate remedy at law for such breach or threatened breach.

6.       GOVERNING LAW.

                  This Agreement and all amendments hereof shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules or provisions.

7.       AMENDMENTS AND WAIVERS.

                  Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each party hereto. Any amendment or waivers so effected shall be binding upon the Stockholders and any assignee or transferee thereof.

8.       SEVERABILITY.

                  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.       COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.      MANNER OF VOTING.

                  The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

11.      ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

                  This Agreement contains the entire understanding of the Stockholders, and there are no further or other agreements or understandings, written or oral, in effect between the Stockholders relating to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.      NOTICES.

                  Any notice required or permitted by this Agreement shall be in writing and shall be delivered personally or by facsimile or sent prepaid registered or certified mail, return receipt requested, addressed to the other party at the address set forth on the signature page to this Agreement or at such other address for which such party gives notice hereunder. Notices sent by mail shall be deemed to have been given three (3) days after deposit in the mail.

13.      HEADINGS.

                  The captions, headings and arrangements contained herein are for convenience only and do not intend to limit or define the terms and provisions hereof.

14.      COOPERATION.

                  Each party hereto shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                               INFINITY BROADCASTING CORPORATION


                               By:/s/ Farid Suleman
                                  -----------------------------------
                                    Name:  Farid Suleman
                                    Title: Executive Vice President

                               Address:

                               40 West 57th Street
                               New York, New York  10019
                               Attention:  Farid Suleman


                               /s/ David Saperstein
                                  -----------------------------------
                               David Saperstein

                               Address:

                               c/o Weinstein, Spira & Company
                               2200 Five Greenway Plaza
                               Houston, Texas  77046

                                   Schedule I

                               Ownership of Shares


---------------------------------------------------------------------------------------------
Name of Stockholder                  Class and Series             Number of Shares
                                     of Capital Stock             Beneficially Owned
---------------------------------------------------------------------------------------------

David I. Saperstein                  Common Stock                 11,573,413
---------------------------------------------------------------------------------------------
                                     Series A Convertible         3,824,625
                                     Preferred Stock
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Infinity Broadcasting                Common Stock                 8,000,000
Corporation (Shares are
owned by Infinity
Network, Inc., an indirect
wholly-owned subsidiary
of Infinity Broadcasting
Corporation)
---------------------------------------------------------------------------------------------

                                   Schedule II

                                 Liens on Shares

         3,824,625 shares of Series A Convertible Preferred Stock and 1,575,375 shares of common stock are pledged under the stock loan agreements between David Saperstein and the Company (as assignee of Metro Networks, Inc.) or David Saperstein and certain trusts for the benefit of his children.

         525,000 shares of common stock held by Goldman Sachs & Co. are pledged to secure a loan of $5,000,000 made by Goldman Sachs & Co. to an entity controlled by Mr. Saperstein.